                                                                    EXHIBIT 10.8



                        GLOBAL RESERVATION SYSTEMS, INC.

                         SHAREHOLDERS' RIGHTS AGREEMENT

                                  JUNE 15,1999






























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                         SHAREHOLDERS' RIGHTS AGREEMENT

         THIS SHAREHOLDERS' RIGHTS AGREEMENT (the "Agreement") is entered into as of this 15th day of June, 1999 by and among Global Reservation Systems, Inc., a California corporation (the "Company"), Precision Response Corporation, a Florida corporation (the "Investor") and those holders of the Company's common stock, no par value per share (the "Common Stock") listed on EXHIBIT A attached hereto (together with the Investor, the "Shareholders").

                                    RECITALS

         WHEREAS, in connection with the Company's issuance of Common Stock pursuant to the Securities Purchase Agreement, dated of even date herewith (the "Securities Purchase Agreement"), the Company and the Investor have agreed to enter into this Shareholders' Rights Agreement;

         NOW THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein, the Company and each of the Shareholders hereby agree as follows:

                                    SECTION 1

                         RESTRICTIONS ON TRANSFERABILITY

         1.1 CERTAIN DEFINITIONS. All capitalized terms used herein and not defined below shall have the meanings set forth in the Securities Purchase Agreement. The following terms shall have the following respective meanings:

                  "AFFILIATE" shall mean, with respect to any Person, any of (a) a director or executive officer of such Person, (b) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person) and (c) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, including, without limitation, investment partnerships or funds that are sponsored, managed or controlled, directly or indirectly, by such Person or its Affiliates. For the purpose of




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this definition, "control" (including with correlative meanings, the terms
"controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

                  "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                  "CONVERSION SHARES" shall mean the Common Stock issued or issuable upon conversion of the Warrants. The Conversion Shares shall not be deemed to be Shares (as defined below) for purposes of this Agreement.

                  "ENHANCEMENT" means any addition or modification to the Proprietary Software that adds new features or functionality or improves the performance of the Proprietary Software.

                  "ESCROW DEPOSIT" has the meaning set forth in Section 5.4 hereof.

                  "ESCROW AGENT" has the meaning set forth in Section 5.4 hereof.

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  "PERSON" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

                  "PROPRIETARY SOFTWARE" has the meaning set forth in the Securities Purchase Agreement.

                  "RESTRICTED SECURITIES" shall mean the securities of the Company required to bear the legend referred to by the Securities Act as set forth in Section 1.3 hereof.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.


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                  "SHARES" shall mean the shares of Common Stock sold pursuant to the Stock Purchase Agreement.

                  "SOURCE CODE" means a human-readable, non-executable set of instructions for a computer program which can be compiled into object or run-time code, from which it may be possible, together with related source materials and documentation, to discern the logic, algorithms, internal structure and operating feature design characteristics of such computer program and which when compiled or otherwise processed will run on its designated platform.

                  "UPGRADE" means any modification, revision or addition to the Proprietary Software that supports new versions or releases of the operating systems, platforms or applications with which the Proprietary Software is designed to operate or, in the case of later developed operating systems, platforms or applications, with which the Proprietary Software may reasonably be expected to operate.

                  "WARRANT" shall mean the warrant issued to the Investor pursuant to the Common Stock Purchase Warrant to purchase 3,000,000 shares of Common Stock.

         1.2 RESTRICTIONS. The Shares and the Conversion Shares shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Shareholder will cause any proposed purchaser, assignee, transferee or pledgee of the Shares and the Conversion Shares to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

         1.3 RESTRICTIVE LEGEND. Each certificate representing (i) the Shares,
(ii) the Conversion Shares, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 1.4 below) be stamped or otherwise imprinted with legends in the following form (in addition to any legend required under applicable state securities laws):

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN
                  REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH


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                  SHARES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE
                  OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT."

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDERS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

                  Each Shareholder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 1.

         1.4 NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 1. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such holder's expense by either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (iii) any other evidence reasonably satisfactory to counsel to the Company, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. The Company will not require such a legal opinion or "no action" letter (a) in any transaction in compliance with Rule 144, (b) in any transaction in which a Shareholder which is a corporation distributes Restricted Securities to


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its majority-owned subsidiaries or affiliates, or (c) in any transaction in which a Shareholder which is a partnership distributes Restricted Securities to partners; provided that each transferee in the case of clauses (b) or (c) agrees in writing to be subject to the terms of this Section 1.4. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legends referring to the Securities Act set forth in Section 1.3 above, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

                                    SECTION 2

                              RIGHT OF FIRST OFFER

         2.1      INVESTORS' RIGHT OF FIRST OFFER.

                  (a) RIGHT OF FIRST OFFER. Subject to the terms and conditions contained in this Section 2.1, the Company hereby grants to the Investor the right of first offer to purchase its Pro Rata Portion of any New Securities (as defined in subsection 2.1 (b)) which the Company may, from time to time, propose to sell and issue. An Investor's "Pro Rata Portion" for purposes of this Section
2.1 is the ratio that (x) the sum of the number of shares of the Company's Common Stock then held by such Investor and the number of shares of the Company's Common Stock issuable upon exercise of the Warrants then held by such Investor bears to (y) the sum of (i) the total number of shares of Company's Common Stock then outstanding, (ii) the number of shares of the Company's Common Stock issuable upon exercise of the Warrants then held by such Investor and
(iii) the number of shares of the Company's Common Stock issuable as Reserved Securities (as defined in 2.1(b) below).

                  (b) DEFINITION OF NEW SECURITIES. Except as set forth below, "New Securities" shall mean any shares of capital stock of the Company, including Common Stock and preferred stock, whether authorized or not, and rights, options or warrants to purchase said shares of Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock or preferred stock. Notwithstanding the foregoing, "New Securities" does not include (i) the Shares or the Conversion Shares, (ii) shares of Common Stock issuable pursuant to the currently outstanding options issued pursuant to the


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Company's 1999 Equity Incentive Plan or (iii) the 2,900,000 shares of Common
Stock currently reserved by the Company in connection with the issuance of options (the "Future Options") (the shares issuable pursuant to (ii) or (iii), the "Reserved Securities").

                  (c) NOTICE OF RIGHT. In the event the Company proposes to undertake an issuance of New Securities, it shall give the Investor written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. The Investor shall have fifteen (15) days from the date of receipt of any such notice to agree to purchase shares of such New Securities (up to the amount referred to in subsection 2.1(a)), for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

                  (d) EXERCISE OF RIGHT. If the Investor exercises its right of first offer hereunder, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within ninety
(90) calendar days after the Investor gives notice of such exercise, which period of time shall be extended in order to comply with applicable laws and regulations. Upon exercise of such right of first offer, the Company and the Investor shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable best efforts to secure any approvals required in connection therewith.

                  (e) LAPSE AND REINSTATEMENT OF RIGHT. In the event the Investor fails to exercise the right of first offer provided in this Section 2.1 within said fifteen (15) day period, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities not elected to be purchased by the Investor at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company's notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investor in the manner provided above. Notwithstanding anything to the contrary herein, in no event shall the Investor lose its right of first offer under this Article II for any issuances of New Securities as a result of failing to exercise such right at any previous time.


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                  (f) ASSIGNMENT. The right of the Investor to purchase any part of the New Securities may only be assigned in whole or in part to any Affiliate of the Investor.

                                    SECTION 3

                                VOTING PROVISIONS

         3.1 COMPOSITION OF THE BOARD OF DIRECTORS. From and after the date hereof, the Company will take all necessary or desirable action within its control in order to cause the authorized number of directors on the Company's Board of Directors to be established at five (5) directors. From and after the date hereof, each of the Shareholders agrees to vote all of its voting stock of the Company, and will take, and will cause any Persons controlled by it to take, all other necessary or desirable actions within its control (in its capacity as a stockholder of the Company) and the Company will take all necessary or desirable action within its control, in order to (A) cause the Investor (i) to initially be entitled to designate one (1) representative to the Board of Directors of the Company, who shall initially be Paul M. O'Hara and (ii) to continue to be entitled to designate a number of members to the Board of Directors of the Company equal to the percentage obtained by dividing (x) the sum of the number of shares of the Company's Common Stock then held by such Investor and the number of shares of the Company's Common Stock issuable upon exercise of the Warrants then held by such Investor by (y) the sum, without duplication, of (i) the total number of shares of Company's Common Stock then outstanding, (ii) the number of shares of the Company's Common Stock issuable upon exercise of the Warrants then held by such Investor and (iii) the number of shares of the Company's Common Stock issuable as Reserved Securities, rounding up to the closest whole number any fractional board membership and (B) to cause such representatives designated by the Investor to be elected to the Board of Directors of the Company; PROVIDED THAT so long as Investor shall continue to be a holder of shares of Common Stock or shares of Common Stock issuable upon exercise of the Warrants, the Investor shall be entitled to designate and have elected at least one member to the Board of Directors of the Company.







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         3.2 VACANCIES. In the event of any vacancy in the Board of Directors, each of the Shareholders agrees to vote all shares of voting stock owned or controlled by it and to otherwise use its best efforts, and the Company shall use its best efforts, to fill such vacancy so that the Board of Directors of the Company will include directors as provided for in Section 3.1 hereof.

         3.3 REMOVAL. At the written request of the Investor, each Shareholder agrees to vote all shares of voting stock owned or controlled by it and to otherwise use its best efforts, and the Company shall use its best efforts, in order to cause any director designated by the Investor pursuant to Section 3.1 to be removed from the Board of Directors of the Company (with or without cause), but only upon such written request and under no other circumstances.

         3.4 EXPENSES. The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meeting of the Board of Directors of the Company and any committee thereof.

         3.5 DIRECTOR ACTIONS. To the extent enforceable under applicable law, each Shareholder who is a director agrees to take such actions, in its capacity as a director, to cause the election and or removal of designees of the Investor as provided in Sections 3.1 and 3.3, respectively.

                                    SECTION 4

                                 TAG-ALONG RIGHT

         4.1 TAG-ALONG RIGHT. (a) If at any time Tony Wicks, Greg Lykiardopoulus or any Affiliate of any such parties proposes to sell, transfer, assign, exchange or otherwise dispose of any or all of its Common Stock to any person other than an Affiliate thereof (a "Disposition"), then Tony Wicks, Greg Lykiardopoulus or its Affiliates, as the case may be (the "Disposing Stockholder"), shall, at least 30 days prior to the consummation of the Disposition, give notice (a "Disposition Notice") to the Investor describing the terms and conditions of the Disposition in reasonable detail, including the proposed price per share, the method of payment, the anticipated closing date and the identity of the proposed purchaser, and stating that the Investor may elect to participate in such Disposition, at a price per share and on other terms identical with those of the Disposing Stockholder, except as to number of shares transferred in such Disposition.



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         (b) The election pursuant to subsection (a) shall be exercised by notice to the Disposing Stockholder, which notice shall specify the number of shares of Common Stock requested to be included in such Disposition by the Investor, given within the time period specified in the Disposition Notice, which time period shall not be less than 10 business days after such Disposition Notice is given.

         (c) If the purchaser pursuant to the Disposition has a specified limited number of shares of Common Stock which it is willing to purchase in the aggregate, the Investor shall have the right to sell to the purchaser a number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock the purchaser is willing to purchase in the aggregate multiplied by
(y) the quotient of (1) the number of shares of Common Stock requested to be included in such Disposition by the Investor divided by (2) the sum of (A) the number of shares of Common Stock requested to be included by the Investor and
(B) the number of shares of Common Stock the Disposing Stockholders propose to transfer.

                                    SECTION 5

                      AFFIRMATIVE COVENANTS OF THE COMPANY

         The Company hereby covenants and agrees as follows:

         5.1 FINANCIAL INFORMATION. So long as the Investor is a holder of any shares of Common Stock, the Company will furnish to such Investor, as soon as practicable after the end of each fiscal year, a consolidated balance sheet of the Company and consolidated statements of income, shareholders' equity and cash flows for such year. Additionally, the Company will deliver to the Investor, as soon as practicable after the end of each calendar quarter, and calendar month, consolidated balance sheets of the Company and consolidated statements of income and cash flow for such calendar quarter or calendar month and for the current fiscal year to date and the Company will deliver to the Investor such information as is delivered at any time to any lender or potential lender. The Company also agrees that it will furnish audited consolidated balance sheets and the related statements of operations and cash flow for the fiscal year ended December 31, 1999, audited by a public accounting firm reasonably acceptable to the Investor (which accounting firm shall be engaged by the Company by September 30, 1999).


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         5.2 INSPECTION. The Company shall permit the Investor to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor.

         5.3 ANTI-DILUTION PROTECTION. Other than the Reserved Securities, the Company will not issue any capital stock or options, warrants or other securities convertible or exchangeable into capital stock of the Company at a price, or having an exercise price, less than $0.85 per share without the prior written consent of the Investor. In the event that the Company at any time or from time to time shall declare or pay and dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, concurrently with the effectiveness of such event appropriate adjustments shall be made, including without limitation adjustment to the $0.85 price referred to in the preceding sentence.

         5.4 SOURCE CODE ESCROW. Within five (5) business days after the date hereof, the Company will deliver the Escrow Deposit, as defined herein, relating to all Proprietary Software into escrow with a nationally recognized escrow agent in the United States reasonably acceptable to both parties (the "Escrow Agent") pursuant to an escrow agreement between the Company and the Escrow Agent. A copy of the fully executed escrow agreement shall be sent to the Investor promptly thereafter. The Company will be responsible for the expenses of the Escrow Agent.

         The "Escrow Deposit" shall include the Source Code (including from time to time each Upgrade, Enhancement or other modification made thereto), together with, to the extent in existence, (i) any pertinent commentary or explanation that may be necessary to render such Source Code understandable and usable by a trained computer-programming expert, (ii) such system documentation, statements of principles of operation and schematics as are necessary or useful for the effective understanding of such Source Code and (iii) all devices, programming or documentation (including compilers, workbenches, tools and higher-level or proprietary languages) employed by the Company (to the extent that the Company is permitted to do so) for the development, maintenance and implementation of such Source Code.


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                                    SECTION 6

                                  MISCELLANEOUS

         6.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of California without reference to conflict of laws of principles.

         6.2 THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         6.3 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Investor and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or exhibit delivered by or on behalf of the Company pursuant hereto shall be deemed to be the representations and warranties of the Company hereunder as of such date of such certificate or exhibit.

         6.4 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         6.5 ENTIRE AGREEMENT: AMENDMENT. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         6.6 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given the earlier of (a) when received, (b) upon personal delivery to the party to be notified, (c) one business day after delivery via facsimile, (d) one day after being deposited with an overnight courier service or (e) three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, and addressed (i) if to a Shareholder, at such Shareholder's address set forth on EXHIBIT A, or at such address as such Shareholder shall have furnished to the Company in writing, or
(ii) if to any other holder of any Shares, at such address as such


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holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (iii) if to the Company, at 2320 Marinship Way, Sausalito, California 94965, to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Shareholders. If notice is provided by mail, notice shall be deemed to be given upon proper deposit with the United States mail.

         6.7 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         6.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         6.9 SEVERABILITY OF THIS AGREEMENT. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision and the parties agree to replace such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provisions; provided that no such severability will be effective against a party if it materially and adversely changes the economic benefits of this Agreement to such party.







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         6.10 TERMINATION. This Agreement shall terminate in its entirety upon the occurrence of any of the following events:

                  (a) a sale of all or substantially all of the assets or equity interests in the Company to a Person other than the Company or an Affiliate of the Company (whether by merger, consolidation, sale of assets or securities or otherwise);

                  (b) the dissolution or bankruptcy of the Company other than a reorganization of the Company under Chapter 11 of the Bankruptcy Code or any such similar laws; or

                  (c) upon the effectiveness of a registration statement for the initial public offering of the Company's Common Stock; PROVIDED THAT in such event the Shareholders who are parties to this Agreement shall agree to enter into a voting trust, voting agreement or similar arrangement pursuant to which such Shareholders shall agree to vote the shares of Common Stock then owned by such Shareholders and to take all other necessary or desirable actions within their control in order to cause the election and removal, as the case may be, of the Investor's designees to the Board of Directors of the Company as specified in Article III hereof.






                     (This space intentionally left blank.)






















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         IN WITNESS WHEREOF, the parties have executed this Shareholders' Rights
Agreement as of the date first above written.

GLOBAL RESERVATION SYSTEMS, INC.



By: /s/ Tony D. Wicks
   -------------------------------
   Name:  Tony D. Wicks
   Title: President


PRECISION RESPONSE CORPORATION


By: /s/ Paul M. O'Hara
    ------------------------------
    Name:  Paul M. O'Hara
    Title: Executive Vice President
           and Chief Financial Officer

SHAREHOLDERS:

    /s/ Gregory Lykiardopoulos
    ---------------------------------------
    Gregory Lykiardopoulos


    /s/ Tony Wicks
    ---------------------------------------
    Tony Wicks

    /s/ Richard Markowitz
    ---------------------------------------
    Richard Markowitz

    /s/ Brian Kosar
    ---------------------------------------
    BJK Investments, Inc.
    By: Brian Kosar

                                    EXHIBIT A

                              SHAREHOLDERS SCHEDULE

                                                         NO. OF SHARES OF
                              NAME                         COMMON STOCK
------------------------------------------------  -----------------------------

Gregory Lykiardopoulos                                      5,598,996
Tony Wicks                                                  5,779,623
BJK Investments Inc.                                        3,502,858
Richard Markowitz                                           1,486,189















                                                   TOTAL:  16,367,666















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